Exhibit 5.1

DLA Piper US LLP 2415 East Camelback Road, Suite 700 Phoenix, Arizona 85016-4245 www.dlapiper.com
September 29, 2008
Grand Canyon Education, Inc.
3300 W. Camelback Road
Phoenix, Arizona 85017
Re:       Registration Statement on Form S-1 (File No. 333-150876)
Ladies and Gentlemen:
We have acted as counsel to Grand Canyon Education, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of those certain shares (the “Shares”) of the Company’s newly-issued common stock, par value $0.01 per share (the “Common Stock”), as set forth in the Company’s Registration Statement on Form S-1 (File No. 333-150876) initially filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2008 (as amended and supplemented from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Shares include Shares that are subject to an over-allotment option granted to the underwriters in the offering.
This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.
In connection with this opinion, we have reviewed and relied upon the Registration Statement and related prospectus, the Company’s charter documents, as amended and restated to date, and records of its corporate proceedings in connection with the issuance and sale of the Shares. We have assumed the authenticity of all records, documents, and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents, and instruments submitted to us as copies. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as, and when issued by the Company in accordance with the related prospectus (as amended and supplemented through the date of issuance) will be validly issued, fully paid, and non-assessable.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of Regulation S-K.
This opinion is given to you solely for use in connection with the issuance and sale of the Shares in accordance with the Registration Statement and the related prospectus and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement.
Very truly yours,
DLA Piper LLP (US)
/s/ DLA Piper LLP (US)